Exhibit 10.27

PURECYCLE TECHNOLOGIES LLC
Restrictive covenantS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made and entered into as of ___________________, by and between PureCycle Technologies LLC, a Delaware limited liability company (the “Company”), and ______________ (“Employee”). Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 2 hereof.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Competitive Activity; Non-Solicitation; Confidentiality.

(a)           Acknowledgements and Agreements. Employee hereby acknowledges and agrees that in the performance of Employee’s duties to the Company, Employee shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Employee also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 1(e)(i), gained by Employee during Employee’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Employee further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Employee not compete with the Company during Employee’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)           Covenants.

(i)           Covenants During Employment. While employed by the Company, Employee shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Employee shall not:

(A)	enter into or engage in any business which competes with the Company’s business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.

(ii)          Covenants Following Termination. For a period of one (1) year following the termination of Employee’s employment for any reason, Employee shall not:

(A)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii)         Indirect Competition. For the purposes of subparagraphs 1(b)(i) and (ii) inclusive, but without limitation thereof, Employee shall be in violation thereof if Employee engages in any or all of the activities set forth therein directly as an individual on Employee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv)         If it shall be judicially determined that Employee has violated this subparagraph 1(b), then the period applicable to each obligation that Employee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c)           The Company. For purposes of this paragraph 1 and paragraph 2, the Company shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Employee worked or had responsibility at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination.

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(d)           Non-Solicitation. Employee shall not, directly or indirectly, at any time, during the period of Employee’s employment or for one (1) year thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)           Further Covenants.

(i)           Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Employee’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Employee may have acquired such information. With respect to materials that are trade secrets, the protection shall last for so long as the materials remain trade secrets as defined by law. For the remainder of the confidential information, the protection shall last for 20 years post-termination. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Employee specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of Employee, and whether compiled by the Company and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Employee during Employee’s employment with the Company (except in the course of performing Employee’s duties and obligations to the Company) or after the termination of Employee’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)          The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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(iii)         Employee agrees that upon termination of Employee’s employment with the Company for any reason, Employee shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 1(e)(i) of this Agreement. In the event that such items are not so returned, the Company shall have the right to charge Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f)           Discoveries and Inventions; Work Made for Hire.

(i)           Employee agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Employee for the Company, Employee does hereby assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Employee has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Employee conceives and/or develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Employee for the Company. Employee agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Employee, either solely or jointly with others, within one (1) year following the termination of Employee’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

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(ii)          In order to determine the rights of Employee and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Employee agrees that during Employee’s employment, and for one (1) year after the termination of Employee’s employment, Employee shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Employee solely or jointly with others. The Company agrees to keep any such disclosures confidential. Employee also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. Employee agrees that at the request of and without charge to the Company, but at the Company’s expense, Employee shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Employee shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Employee’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee irrevocably designates and appoints the Corporate Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)         Employee acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters thereof, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Employee during Employee’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) PureCycle Technologies, Inc., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)          Communication of Contents of Agreement. While employed by the Company and for one (1) year thereafter, Employee shall communicate the contents of paragraph 1 of this Agreement to any person, firm, association, partnership, corporation or other entity that Employee intends to be employed by, associated with or represent.

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(h)           Confidentiality Agreements. Employee agrees that Employee shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Employee’s former employers. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Employee’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Employee agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Employee’s right to make disclosures or to engage in any other activities contemplated by Employee’s employment with the Company.

(i)            Relief. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s obligations under this Agreement would be inadequate. Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 1(b), 1(d), 1(e), 1(f), 1(g) and 1(h) inclusive, of this Agreement, without the necessity of proof of actual damage.

(j)            Reasonableness. Employee acknowledges that Employee’s obligations under this paragraph 1 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations. Employee further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Employee acknowledges constitutes good, valuable and sufficient consideration.

(k)           Other Acknowledgements. Nothing in this Agreement prevents Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

2.            Definitions.

(a)           “Company’s Business” means the design, development, manufacture, marketing or sale of sustainable plastic solutions, recycling technology or related services and any other business that the Company conducts as evidenced on the Company’s website or marketing materials of the Company.

(b)           “Restricted Territory” means: (i) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to, or for which Employee worked, to which Employee was assigned or had any responsibility (either direct or supervisory) at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination; (ii) the United States, and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) and (ii) above, with which Employee had any contact or for which Employee had any responsibility (either direct or supervisory) at the time of termination of Employee’s employment and at any time during the two (2) year period prior to such termination.

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3.            Survival. Subject to any limits on applicability contained therein, paragraph 1 shall survive and continue in full force in accordance with its terms notwithstanding any termination of Employee’s employment.

4.            Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Corporate Secretary, and any notice to Employee shall be addressed to said Employee at Employee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

5.            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

6.            Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Employee related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

7.            Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.            Counterparts. This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.            Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation, purchase of all or substantially all of the Company’s assets or other business combination (including a business combination of the Company with a company formed to raise capital through an initial public offering for the purpose of acquiring an existing company), provided such transferee or successor assumes the liabilities of the Company hereunder.

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10.            Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the state of Florida. Employee agrees that the state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding against Employee based on or arising out of this Agreement and Employee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

11.            Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURECYCLE TECHNOLOGIES LLC

By:
Name:
Title:

EMPLOYEE

[Signature Page to Restrictive Covenants Agreement]